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                                                                     EXHIBIT 5.1


                      [LETTERHEAD OF COOLEY GODWARD LLP]

July 20, 2000
Tier Technologies, Inc.
1350 Treat Boulevard, Suite 250
Walnut Creek, CA  94596

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Tier Technologies, Inc. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to 200,000 shares of the Company's Class B Common Stock, no par value (the "Shares"), pursuant to its Employee Stock Purchase Plan, as amended (the "Plan").

In connection with this opinion, we have examined the Registration Statement, the Plan, your Certificate of Incorporation and By-laws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plan and the Registration Statement, will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP


By:  /s/ D. Bradley Peck
   ---------------------------
      D. Bradley Peck